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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Non-Qualified Stock Option Plan of Midway Games Inc., of our reports (a) dated August 21, 2001, with respect to the consolidated financial statements and schedule of Midway Games Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2001 and (b) dated February 19, 2002, with respect to the consolidated financial statements and schedule of Midway Games Inc. included in its Transition Report (Form 10-K) for the period July 1, 2001 to December 31, 2001, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Chicago, Illinois
August 21, 2002

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CONSENT OF INDEPENDENT AUDITORS